Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

O2MICRO INTERNATIONAL LIMITED

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$129,058,211.41	(1)	$0.0001102	(2)	$14,222.21	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$129,058,211.41
Total Fees Due for Filing					$14,222.21
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$14,222.21

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the sum of (a) the aggregate cash payment for the proposed per share cash payment of US$124,101,215.00 for 1,241,012,150 shares of the issuer that are expected to be issued and outstanding (including shares represented by ADSs) subject to the transaction, assuming the issuance of shares upon the vesting of certion restricted share units of the Company that shall have become vested or are expected to vest on or prior to March 31, 2023, (b) the product of options to purchase 62,061,000 shares issuable under outstanding and unexercised options that shall have become vested or are expected to vest on or prior to March 31, 2023 subject to the transaction multiplied by US$0.06 per option share (which is the difference between the US$0.10 per share merger consideration and the weighted average exercise price of US$0.04 per share), (c) the product of 7,188,600 restricted share units of the issuer subject to the transaction multiplied by US$0.10 per unit, and (d) the the product of options to purchase 8,995,900 shares issuable under all outstanding and unexercised options that have become vested and are expected to expire on or prior to March 31, 2023 subject to the transaction multiplied by US$0.03 per option share (which is the difference between the US$0.10 per share merger consideration and the weighted average exercise price of US$0.07 per share), assuming all those options shall have been exercised ((a),(b), (c) and (d) together, the “Transaction Valuation”)).

(2)	The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $110.20 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.